Exhibit 99.1

ENERPAC TOOL GROUP NAME CHANGE IS APPROVED BY SHAREHOLDERS

MILWAUKEE, January 29, 2020-Enerpac Tool Group (NYSE:EPAC) announced today that its shareholders approved an amendment to the company’s Restated Articles of Incorporation to change the corporation’s name from Actuant Corporation to Enerpac Tool Group Corp. In recognition of the change, members of the Enerpac Tool Group management team will ring the New York Stock Exchange closing bell on February 19th.  The ceremony will be available on the Company’s website at www.enerpactoolgroup.com.
Randy Baker, the Company’s President and Chief Executive Officer, commented, “Last September we rebranded our business to reflect our transformation into a premier pure play industrial tool company.  We are pleased the legal name change has been completed and we look forward to continuing the successful execution of our strategy as Enerpac Tool Group.”

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 90 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.